Exhibit E

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is entered into this ___ day of ____, 2020 by and between Hoop Street Center I Corporation, an Arizona corporation with a principal place of business at 20715 S 184th Place, Queen Creek, AZ 85142 (“Hoop Street Center I”) and Hoop Street, LLC., an Arizona limited liability company with a principal place of business at 20715 S 184th Place, Queen Creek, AZ 85142 (“Manager”)

WHEREAS, Hoop Street Center I is a corporation incorporated to develop, own and operate a basketball entertainment and hospitality business; and

WHEREAS, Manager is in the business of developing, managing, and operating basketball entertainment and hospitality businesses; and

WHEREAS, Manager plans the formation of other similar subsidiary corporations like Hoop Street Center I, and plans, therefore, to enter into similar agreements with such entities, and should the formation of other similar subsidiaries by Manager occur, these entities are anticipated to reduce in part the amount of funds paid from Hoop Street Center I to Manager; and

WHEREAS, Hoop Street Center I wishes to retain Manager of the Hoop Street Center I, to manage the business and affairs of Hoop Street Center I in accordance with the terms and conditions of this Agreement, its Bylaws, and applicable state law.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	INCORPORATION OF RECITALS

1.1	The Recitals are hereby incorporated in and made a part of the Agreement.

2.	ENGAGEMENT OF MANGER

2.1 Hoop Street Center I hereby engages Manager to supervise, direct and control the acquisition, development, management, operation and promotion of Hoop Street Center I’s locations, which includes, but is not limited to, the exclusive authority to direct, supervise, manage, and operate the basketball entertainment and hospitality business on a day-to-day basis.

3.	MANAGER’S RESPONSIBILITIES AND AUTHORITY

3.1	In connection with the duties assumed or assigned hereunder, Manager shall supervise the operations at Hoop Street Center I’s location consistent and in accordance with the terms and conditions of this Agreement. Manager’s authority, obligations and responsibilities include, but are not limited to, the following:

(a)	Manager may negotiate, execute and deliver on behalf of Hoop Street Center I such agreements, certificates, deeds, deeds of trust, notes, leases, security agreement, contracts for sale, and other documents as it deems necessary and appropriate in its sole discretion to give effect to any conveyance, leases debt obligations and security, therefore, and to procure real estate, labor, materials, or service including without limitation, the service of professionals.

(b)	Manager shall determine and implement all personnel policies relating to Hoop Street Center I’s locations, including policies and practices relating to terms and conditions of employment, screening, selection, training, supervision, compensation, bonuses benefit plan, discipline, discharge and replacement for all personnel.

(c)	Manager shall purchase the following insurance on behalf of Hoop Street Center I as necessary in Manager’s sole discretion: (i) for each Hoop Street Center I location, property insurance on contents as well as improvements and betterments, if necessary; (ii) general liability insurance for premises and operations; (iii) workers compensation and employer’s liability insurance; (vi) directors and officers liability insurance; and (vii) group medical, life, accidental death and dismemberment and long-term disability insurance for Hoop Street Center I employees in accordance with the human resource policies developed by Manager.

(d)	Manager shall prepare such budgets and periodic reports for Hoop Street Center I as it deems necessary and appropriate, and Manager shall provide such budgets and reports to the shareholder of Hoop Street Center I. If Hoop Street Center I is required to have an annual audit, Manager shall coordinate such audit at Hoop Street Center I’s expense.

(e)	Manager shall coordinate, at Hoop Street Center I’s expenses, the timely filing of all tax returns under applicable state and federal laws.

(f)	Manager shall hold meetings of directors and shareholders in person or via conference call as necessary for required or may request that action be taken by written consent; provided, however, that Manager shall act in accordance with the Hoop Street Center I’s Bylaws and applicable laws and regulations in doing so.

(g)	Managers shall license to Hoop Street Center I, the intellectual property and business concepts and design necessary to develop “Hoop Street” basketball entertainment and hospitality business on the locations Hoop Street Center I acquires. Hoop Street Center I will receive a nonexclusive license for all intellectual property rights needed for a “Hoop Street” business for no charge, or if a charge is required, then at all nominal charge from Manager; provided, however, any intellectual property or business concept expenses related to the acquisition, creation, or development such “Hoop Street” intellectual property, including but not limited to acquisition, creation or development for such “Hoop Street” intellectual property, including but not limited to the name, interior design of locations, or staff training, shall be paid by Manager and allocated to the managed corporations, including Hoop Street 1, pursuant to Section 5 below.

(h)	Manager may perform all other acts as may be necessary or appropriate to conduct Hoop Street Center I’s business, subject to all conditions and limitations set forth in the Hoop Street Center I’s Bylaws.

4.	TERMS AND TERMINATION

4.1	The initial term of this Agreement is ten (10) years, which shall automatically renew for an additional ten (10) years terms. Either party has the right to terminate this Agreement with written notice at least 180 days prior to the end of the current term.

5.	MANAGEMENT REIMBURSEMENT EXPENSES

5.1	Hoop Street Center I shall pay Managers a monthly management expense reimbursement payment (“Management Payment”) in United States Dollars at the place for giving of notice of Manager, or to such other place as Manager shall designate that shall be due and payable on the 30th day after the end of each respective month. The Management Payment is calculated as follows:

(a)	Hoop Street Center I will incur direct and indirect capitalized costs and overhead expenses. Direct capitalized costs and overhead expenses will be paid by Hoop Street Center I directly, but indirect capital costs and overhead expenses will be paid by Manager and then reimbursed by Hoop Street Center I, as follows:

(i)	Capitalized costs that are exclusive to Hoop Street Center I and paid by Manager will be reimbursed in full by Hoop Street Center I. Such costs would include architectural, engineering, land, zoning and other costs directly related to assets belonging to Hoop Street Center I.

(ii)	Capitalized costs that are to be shared amongst Hoop Street Center I and other active subsidiaries managed by Manager will be reimbursed pro-rata based upon the number of active subsidiaries (an active subsidiary is defined as one that has received SEC Qualification for its Reg A Plus offering and has commenced fundraising. Thereafter it is considered active). Manager reserves the right to defer the collection of reimbursements from Hoop Street Center I and/or other subsidiaries if it determines that such reimbursements should be shared amongst more or all of its planned subsidiaries. Such costs would include concept design common to all of Manager’s subsidiaries, intellectual properties, technology and other costs related to all of Manager’s subsidiaries and their assets.

(b)	Overhead expenses will be fully reimbursed pro-rata to Manager by those subsidiaries that are active at the time such expenses are incurred.

6.	COMPLIANCE

6.1	Manager shall perform its duties hereunder in compliance with all applicable state and federal laws and regulations.

7.	ASSIGNMENT

7.1	This Agreement is not assignable by either party hereto without the prior written consent of the other party. The terms, promises, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

8.	NON-WAIVER

8.1	Failure of either party to enforce any provision of this Agreement shall not operate or be construed as a waiver of any such provision or provisions, nor prevent such party from thereafter enforcing any of its rights with respect to other or further violations of the Agreement.

9.	ENTIRETY

9.1	This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and it supersedes all prior written or oral agreements and undertakings with respect to such subject matter. This Agreement may be modified only by a writing signed by both parties to this Agreement.

10.	GOVERNING LAW

10.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

11.	NOTICE

11.1	All notices, requests, demands, payments and other communications hereunder shall be deemed to have been duly given if sent in writing, by hand delivery or certified mail, to the address set forth in the preamble hereof, or to such other address as may be given to the other party in writing. Notice of change of address shall be effective only upon receipt

The Parties hereto have executed this Management Service Agreement as of the date set forth above.

Hoop Street Center I Corporation, An Arizona corporation.

Ernest Hemple
President

Hoop Street, LLC., an Arizona limited liability company.

Ernest Hemple
Founding Member